Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-216822
October 3, 2019
PRICING TERM SHEET
BRANDYWINE OPERATING PARTNERSHIP, L.P.
$100,000,000 4.100% GUARANTEED NOTES DUE 2024
$100,000,000 4.550% GUARANTEED NOTES DUE 2029

Issuer:	Brandywine Operating Partnership, L.P.

Guarantor:	Brandywine Realty Trust

Type of Offering:	SEC registered

Trade Date:	October 3, 2019

Settlement Date:	October 10, 2019 (T+5)

Title of Securities:
$100,000,000 4.100% Guaranteed Notes due 2024 (the “2024 Notes”)

The 2024 Notes will become part of the same series as the outstanding 4.100% guaranteed notes due October 1, 2024, $250.0 million aggregate principal amount of which was originally issued on September 16, 2014, for all purposes.

$100,000,000 4.550% Guaranteed Notes due 2029 (the “2029 Notes”)

The 2029 Notes will become part of the same series as the outstanding 4.550% guaranteed notes due October 1, 2029, $250.0 million aggregate principal amount of which was originally issued on September 16, 2014, for all purposes.

Principal Amount:	$100,000,000 of the 2024 Notes

$100,000,000 of the 2029 Notes

Maturity Date:	October 1, 2024 for the 2024 Notes

October 1, 2029 for the 2029 Notes

Interest Payment Dates:	April 1 and October 1, beginning on April 1, 2020 for the 2024 Notes

April 1 and October 1, beginning on April 1, 2020 for the 2029 Notes

Coupon (Interest Rate):	4.100% for the 2024 Notes

4.550% for the 2029 Notes

Benchmark Treasury:	1.500% due September 30, 2024 for the 2024 Notes 1.625% due August 15, 2029 for the 2029 Notes

Benchmark Treasury Price / Yield:	100-24 ¾ / 1.339% for the 2024 Notes 100-27+ / 1.531% for the 2029 Notes

Spread to Benchmark Treasury:	+133 basis points (1.330%) for the 2024 Notes +180 basis points (1.800%) for the 2029 Notes

Re-Offer Yield:	2.669% for the 2024 Notes 3.331% for the 2029 Notes

Price to Public:
106.315% of principal amount for the 2024 Notes, plus accrued interest in the amount of $102,500 for the period from and including October 1, 2019 up to but excluding the Settlement Date

110.058% of principal amount for the 2029 Notes, plus accrued interest in the amount of $113,750 for the period from and including October 1, 2019 up to but excluding the Settlement Date

Redemption Provisions:
At any time before 90 days prior to the maturity date, at the Treasury rate plus 25 basis points for the 2024 Notes

At any time before 90 days prior to the maturity date, at the Treasury rate plus 35 basis points for the 2029 Notes

CUSIP / ISIN:	105340 AN3 / US105340AN33 for the 2024 Notes 105340 AP8 / US105340AP80 for the 2029 Notes

Joint Book-Running Managers:	Citigroup Global Markets Inc. BofA Securities, Inc. Barclays Capital Inc. Wells Fargo Securities, LLC

Senior Co-Managers:
BMO Capital Markets Corp.
BNY Mellon Capital Markets, LLC
Capital One Securities, Inc.
PNC Capital Markets LLC
RBC Capital Markets, LLC
Stifel, Nicolaus & Company, Incorporated
SunTrust Robinson Humphrey, Inc.
U.S. Bancorp Investments, Inc.

Co-Managers:
BB&T Capital Markets, a division of BB&T Securities, LLC
Firstrust Savings Bank
KeyBanc Capital Markets Inc.
Samuel A. Ramirez & Company, Inc.
Santander Investment Securities Inc.
Synovus Securities, Inc.
TD Securities (USA) LLC

Expected Ratings*:	Moody’s: Baa3 (stable) S&P: BBB- (stable)

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement, the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Citigroup Global Markets Inc. at 1-800-831-9146 or by calling BofA Securities, Inc. at 1-800-294-1322.